Exhibit 99.1

            Cambridge Heart Reports Third Quarter Results;
        Core Business Revenue Increases 19% Over Prior Quarter

    BEDFORD, Mass.--(BUSINESS WIRE)--Nov. 4, 2004--Cambridge Heart, Inc. (OTCBB:CAMH) today reported revenue of $1,278,649 for the quarter ended September 30, 2004, a 9% increase over the previous quarter but a decline of 35% from revenue of $1,953,817 for the same period in 2003. The majority of the decline is due to approximately $600,000 of non-recurring revenue reported for the quarter ended September 30, 2003 from the Company's sale of products to participants in the Medtronic sponsored MASTER Study and to Philips Medical Systems under the recently expired distribution agreement for our CH2000 stress test system. Net loss for the quarter was $803,420, or $0.03 per share, compared to a loss of $643,786, or $0.03 per share, for the same quarter last year. The Company's reported cash and marketable securities at September 30, 2004 were $3,239,801.
    The Company reported revenue for the nine-month period ended September 30, 2004 of $3,712,948, a decline of 21% from the same period of 2003. The effect of non-recurring revenue reported for the nine-month period ended September 30, 2003 was approximately $1,200,000. Net loss for the nine-month period ended September 30, 2004 was $3,015,006 or $0.11 per share as compared to $2,920,403 or
$0.15 per share for the same period of 2003.
    Revenue from the sale of the Company's Microvolt T-Wave Alternans
(MTWA) products in the U.S., which the Company considers its core business, increased 19% over the prior quarter while declining 42% when compared to the same quarter of 2003. For the nine-month period ended September 30, 2004, revenue from the sale of MTWA products in the U.S. declined 25% from the same period of 2003. The Company's gross profit, as a percentage of net sales, for the nine month periods ended September 30, 2004 and 2003 was 53.3% and 50.5% respectively.
    "The revenue for the quarter from the sale of our core products increased 19% over the prior quarter and our year to date gross profit percentage has improved almost 3 percentage points over last year at this time. We are still experiencing a negative impact on our top line growth from the continuation of limited reimbursement for our MTWA test by many private payers." stated David Chazanovitz, President and CEO of Cambridge Heart, Inc. "We have been making progress toward gaining reimbursement from some of the Blue Cross/Blue Shield regional carriers as a result of our efforts and the advocacy of many of our key customers. We anticipate that we will continue to see progress as a result of these efforts."
    Mr. Chazanovitz also stated, "We are encouraged that MTWA has been identified as a screening test "of particular interest" by the Centers for Medicare and Medicaid Services (CMS) in its recently issued draft national coverage policy for implantable defibrillators. We have provided input to CMS regarding the patient registry they have proposed and will be providing additional information in the very near future. We expect to work with all of the involved parties to support the registry and assist in its final design and implementation."
    The Company will be holding a conference call at 4:30 PM. eastern time Thursday, November 4, 2004 to discuss the accomplishments and financial results for the quarter ended September 30, 2004. The conference call phone in number is 800-992-7413 (outside the U.S. 801-303-7424). Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 800-839-0860 (outside the U.S. 402-220-1490) and enter the code 1163. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company's web site at www.cambridgeheart.com.

    About Cambridge Heart

    Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com

    About the Cambridge Heart Microvolt T-Wave Alternans Test

    The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person's heartbeat called T-wave alternans. These tiny heartbeat variations - measured at one millionth of a volt - are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient's chest. Extensive clinical research has shown that patients with symptoms of or at risk of life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

    Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.


                         Cambridge Heart, Inc.
                         Financial Highlights
                             (Unaudited)

Statement of          Three months ended         Nine months ended
 Operations              September 30,             September 30,
                      2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Revenues           $ 1,278,649  $ 1,953,817  $ 3,712,948  $ 4,684,628

Cost of goods
 sold                  582,696      879,877    1,733,755    2,320,917
                    -----------  -----------  -----------  -----------
                       695,953    1,073,940    1,979,193    2,363,711
Costs and expenses
    Research and
     development       203,358      231,917      538,344      783,238
    Selling,
     general and
     administrative  1,310,877    1,488,587    4,486,145    4,503,095
                   ------------ ------------ ------------ ------------

       Loss from
        operations    (818,282)    (646,564)  (3,045,296)  (2,922,622)

Interest income
 (expense)              14,862        2,778       30,290        2,219
                   ------------ ------------ ------------ ------------

Net Loss           $  (803,420) $  (643,786) $(3,015,006) $(2,920,403)
Beneficial
 Conversion
 Feature                                                   (1,533,280)
                   ------------ ------------ ------------ ------------
Net Loss
 attributable to
 common
 shareholders      $  (803,420) $  (643,786) $(3,015,006) $(4,453,683)
                   ============ ============ ============ ============

Net loss per common
 share - basic and
 diluted           $     (0.03) $     (0.03) $     (0.11) $     (0.23)
                   ============ ============ ============ ============

Weighted average
 shares outstanding
 - basic and
 diluted            32,054,626   19,663,184   28,240,311   19,610,458



Balance Sheet                               September 30, December 31,
                                                2004          2003
                                           ------------- -------------
Assets
---------
    Cash & Marketable Securities           $  3,239,801  $  5,609,244
    Accounts receivable, net                    993,231     1,762,885
    Inventory                                   522,938       469,811
    Other prepaid assets                        144,132       163,221
                                           ------------- -------------
         Total current assets                 4,900,102     8,005,161

    Fixed assets, net                           258,890       235,875
    Other assets                                189,503       278,511
                                           ------------- -------------
                                           $  5,348,495  $  8,519,547
                                           ============= =============

Liabilities and stockholders' equity
-------------------------------------------
    Accounts payable and accrued expenses  $    795,719  $  1,613,800
    Debt, current portion                         2,103         2,103
                                           ------------- -------------
         Total current liabilities              797,822     1,615,903
    Debt, long-term portion                       1,511         3,681
                                           ------------- -------------
         Total liabilities                 $    799,333  $  1,619,584
                                           ------------- -------------

Series A Redeemable Convertible Preferred     1,678,372     4,588,814
Warrants to acquire Series A
 Redeemable Convertible
 Preferred Stock                                889,546     1,024,150
                                           ------------- -------------
                                           $  2,567,918  $  5,612,964
                                           ------------- -------------

Stockholders' equity
    Common stock                           $     32,214  $     21,179
    Additional paid-in-capital               57,456,718    53,770,911
    Accumulated deficit                     (55,426,931)  (52,411,924)
    Deferred compensation                       (80,758)      (93,167)
                                           ------------- -------------
         Total stockholders' equity           1,981,243     1,286,999
                                           ------------- -------------
                                           $  5,348,495  $  8,519,547
                                           ============= =============

The Company intends to file its quarterly report on Form 10-Q with the Securities and Exchange Commission shortly. Interested parties are encouraged to review this report.

    CONTACT: Cambridge Heart, Inc.
             Robert B. Palardy, 781-271-1200 ext. 231
             bobp@cambridgeheart.com
             or
             Consulting for Strategic Growth
             Stanley Wunderlich, 800-625-2236
             cfsg@consultant.com